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                                                                   Exhibit 21
                  LIST OF SUBSIDIARIES OF THE REGISTRANT

1.   ETV Sp. z o.o.                                    Poland
2.   Telewizja Kablowa GOSAT Sp. z o.o.                Poland
3.   Ground Zero Media Sp. z o.o.                      Poland
4.   Otwocka Telewizja Kablowa Sp. z o.o.              Poland
5.   Polska Telewizja Kablowa S.A.                     Poland
6.   Polska Telewizja Kablowa Krakow S.A.              Poland
7.   Polska Telewizja Kablowa Lublin S.A.              Poland
8.   Polska Telewizja Kablowa Operator Sp. z o.o.      Poland
9.   Polska Telewizja Kablowa Szczecin Sp. z o.o.      Poland
10.  Polska Telewizja Kablowa Warszawa S.A.            Poland
11.  Poltelkab Sp. z o.o.                              Poland
12.  ProCable Sp. z o.o.                               Poland
13.  Szczecinska Telewizja Kablowa Sp. z o.o.          Poland
14.  Telkat Sp. z o.o.                                 Poland
15.  TV Kabel Sp. z o.o.                               Poland
16.  At Entertainment Limited                          United Kingdom
17.  Poland Communications, Inc.                       New York
18.  Poland Cablevision (Netherlands) B.V.             Netherlands
19.  Sereke Holding B.V.                               Netherlands
20.  Wizja TV Sp. z o.o.                               Poland
21.  KOLOR-SAT Sp. z o.o.                              Poland
     (application for a PAR permit pending)
22.  WPTS Sp. z o.o.                                   Poland
23.  @Entertainment Programming, Inc.                  Delaware